Exhibit 14.01

ZEV VENTURES INCORPORATED

CODE OF BUSINESS CONDUCT AND ETHICS

Zev Ventures Incorporated, a Nevada corporation (the “Company”), has adopted the following Code of Business Conduct and Ethics (this “Code”) for directors, executive officers and employees of the Company. This Code is intended to focus the Company’s Board of Directors (the “Board”) and each director, executive officer and employee on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, executive officer and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, executive officers and employees. Directors, executive officers and employees are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee, who may consult with legal counsel as appropriate.

1.            Maintain Fiduciary Duties

Directors, executive officers and employees must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder good. Directors, executive officers and employees should never use their position to make a personal profit. Directors, executive officers and employees must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

2.            Conflict of Interest.

A “conflict of interest” occurs when the private interest of a director, executive officer or employee interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director, executive officer or employee, or a member of his or her immediate family, receives improper personal benefits because of his or her position as a director, executive officer or employee of the Company. Loans to, or guarantees of the obligations of, a director, executive officer or employee, or a member of his or her family, may create conflicts of interest.

Directors, executive officers and employees must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chairman of the Audit Committee.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors, executive officers and employees must refrain; however, are set out below.

●	Relationship of Company with third parties. Directors, executive officers and employees may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

●	Compensation from non-Company sources. Directors, executive officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

●	Gifts. Directors, executive officers and employees and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the actions of a director as a member of the Board, or the actions of an executive officer as an officer of the Company or the actions of an employee as an employee of the Company, or where acceptance of the gifts would create the appearance of a conflict of interest.

3.            Corporate Opportunities.

Directors, executive officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, executive officers and employees are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director’s, executive officer’s or employee’s position; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities, provided; however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a director, executive officer or employee may do so.

4.            Confidentiality.

Directors, executive officers and employees must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as director, executive officer or employee, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

5.            Protection and Proper Use of Company Assets.

Directors, executive officers and employees must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets can impact the Company’s profitability. Directors, executive officers and employees must not use Company time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Company’s Compliance Officer or as part of a compensation or expense reimbursement program available to all directors, executive officers or employees.

6.            Fair Dealing.

Directors, executive officers and employees shall deal fairly and oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. No director, officer or employee shall, in such capacity, take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices

7.            Compliance with Laws, Rules and Regulations.

Directors, executive officers and employees shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company, including insider-trading laws. Transactions in Company securities are governed by a Company policy entitled “Insider Trading Policy.”

8.            Waivers of the Code of Business Conduct and Ethics.

Any waiver of this Code may be made only by the Board of Directors or the Audit Committee and must be promptly disclosed to the Company’s shareholders.

9.            Encouraging the Reporting of any Illegal or Unethical Behavior.

Directors, executive officers and employees should promote ethical behavior and take steps to ensure the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

10.          Failure to Comply; Compliance Procedures.

A failure by any director, executive officer or employee to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

Directors, executive officers and employees should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee. Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of this Code.

Certifications

All Company directors, executive officers and employees will be required to certify in writing their understanding of and intent to comply with this Code of Business Conduct and Ethics. In addition, Company directors, executive officers and employees may be required to certify their compliance with this Code of Business Conduct and Ethics on an annual basis.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to Stewart Kantor, the Company’s Compliance Officer.

Certification

The undersigned director, executive officer or employee of Zev Ventures Incorporated, hereby certifies that he has carefully read and understands and agrees to comply with the Company’s Code of Business Conduct and Ethics policy, a copy of which was distributed to the undersigned along with this Certification.

Date: ___________________, 20__.

(Signature)

(Print Name)

(Department)

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